Exhibit 99.1

Forbright, Inc. Reports Second Quarter 2026 Results
Net interest income increased to $63.1 million
Net interest margin increased to 3.19%

Total loans grew to $6.1 billion

Total deposits rose to $7.3 billion

Credit trends remained favorable

FOR IMMEDIATE RELEASE — CHEVY CHASE, MD, July 30, 2026
Fellow Shareholders,
Forbright, Inc. (Nasdaq FRBT) ("Forbright," the "Company," "we," "our," or "us") wants to begin by welcoming our new shareholders. Because this is our first letter, we will spend more time discussing our strategy, the market opportunity, and our plan to create long-term shareholder value. We think it is important to set the table clearly: how the market is evolving, why we are positioned to capitalize on those changes, and the decisions we are making to compound value over time.
Alongside the numbers, we will tell you plainly how we see the business and the opportunity ahead. We will write to you the way we would want someone to write to us if our positions were reversed. Like us, you are owners, and owners deserve the same candor and clarity we would demand ourselves. We believe candid communication builds trust and strengthens companies.
We will begin, where we should, with the numbers:
Forbright, Inc. is the parent company of wholly-owned subsidiary Forbright Bank (the "Bank"), and we are reporting today financial results for the second quarter ended June 30, 2026. The Company reported net income of $4.1 million, or $0.10 of basic earnings per outstanding voting and non-voting common share and $0.09 of diluted earnings per outstanding voting and non-voting common share for the three months ended June 30, 2026, compared to net income of $11.6 million, or $0.29 of basic earnings per outstanding voting and non-voting common share and $0.27 of diluted earnings per outstanding voting and non-voting common share for the three months ended March 31, 2026.
These results are consistent with our expectations and include one-time costs for a $5.6 million write-down of compensation related deferred tax assets, due to tax rules that now apply since we are a public company, and other IPO expenses of $0.9 million and $3.1 million, respectively, for the three and six months ended June 30, 2026.

Quarter-over-Quarter		Year-over-Year

■	Net interest income was $63.1 million for the three months ended June 30, 2026, an increase of $3.6 million from the three months ended March 31, 2026.	■	Net interest income was $122.7 million for the six months ended June 30, 2026, a decrease of $0.1 million from the six months ended June 30, 2025.

■
Provision for credit losses was $5.9 million for the three months ended June 30, 2026, compared to $3.5 million for the three months ended March 31, 2026. Ratio of net charge-offs to average total loans at amortized cost was 0.20% for the three months ended June 30, 2026, compared to 0.32% for the three months ended March 31, 2026.
■
Provision for credit losses was $9.4 million for the six months ended June 30, 2026, compared to $12.5 million for the six months ended June 30, 2025. Ratio of net charge-offs to average total loans at amortized cost was 0.26% for the six months ended June 30, 2026, compared to 0.27% for the six months ended June 30, 2025.

Quarter-over-Quarter		Year-over-Year

■	Net interest margin was 3.19% for the three months ended June 30, 2026, an increase of 9 basis points from the three months ended March 31, 2026.	■	Net interest margin was 3.14% for the six months ended June 30, 2026, a decrease of 58 basis points from the six months ended June 30, 2025.

■	Efficiency ratio was 77.39% for the three months ended June 30, 2026, compared to 77.80% for the three months ended March 31, 2026.	■	Efficiency ratio was 77.58% for the six months ended June 30, 2026, compared to 67.48% for the six months ended June 30, 2025.

■	Return on average stockholders' equity was 1.89% for the three months ended June 30, 2026, compared to 5.62% for the three months ended March 31, 2026.	■	Return on average stockholders' equity was 3.71% for the six months ended June 30, 2026, compared to 7.07% for the six months ended June 30, 2025.

■	Return on average tangible common equity(1) was 2.19% for the three months ended June 30, 2026, compared to 5.95% for the three months ended March 31, 2026.	■	Return on average tangible common equity(1) was 4.02% for the six months ended June 30, 2026, compared to 7.54% for the six months ended June 30, 2025.

■	Non-interest income was $21.8 million for the three months ended June 30, 2026, compared to $15.6 million for the three months ended March 31, 2026.	■	Non-interest income was $37.4 million for the six months ended June 30, 2026, compared to $25.3 million for the six months ended June 30, 2025.

■	Core non-interest income(1) was $21.7 million for the three months ended June 30, 2026, compared to $18.0 million for the three months ended March 31, 2026.	■	Core non-interest income(1) was $39.7 million for the six months ended June 30, 2026, compared to $21.5 million for the six months ended June 30, 2025.
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(1) Non-GAAP financial measure. See "Non-GAAP Financial Measures" section of this press release for a reconciliation to the most directly comparable GAAP measure.

BALANCE SHEET SUMMARY
Total assets increased $272.4 million to $8.5 billion as of June 30, 2026, from $8.2 billion as of March 31, 2026. The increase in assets was due primarily to loan growth.
Loans
Total loans were $6.1 billion as of June 30, 2026, an increase of $276.1 million from $5.8 billion as of March 31, 2026. The increase in loans was due primarily to new originations and balance increases in Lender Finance within Commercial and Industrial and Real Estate Finance within Commercial Real Estate held for investment loans, as well as new originations of Corporate Finance within Commercial and Industrial loans held-for-sale.
Investment Securities
Total carrying amount of investment securities was $1.3 billion as of June 30, 2026, compared to $1.3 billion as of March 31, 2026. Investment securities remained flat with maturities of U.S. Treasury securities replaced with purchases of Residential and Commercial Agency Mortgage-backed securities.
Deposits
Total deposits were $7.3 billion as of June 30, 2026, compared to $7.1 billion as of March 31, 2026. The increase in deposits was due primarily to an increase in Digital Banking deposits offset partially by maturing wholesale certificates of deposit.
Borrowed Funds
Total borrowed funds were $151.2 million as of June 30, 2026, compared to $151.1 million as of March 31, 2026.
Stockholders' Equity
Total stockholders' equity was $967.2 million as of June 30, 2026, compared to $831.2 million as of March 31, 2026. The increase was primarily driven by the issuance of 7.9 million shares of common stock resulting in proceeds, net of issuance costs, of $131.0 million in connection with the Company's initial public offering.

OUR VIEW
Loan growth for the quarter was strong and generally balanced across our lending strategies with Healthcare Finance and Lender Finance having the largest shares of our nearly $1.2 billion in new and upsized loan commitments for the quarter. We continue to see a competitive market environment for loans, with spreads and structures stable compared with recent quarters. Our sector-focused lending strategies are finding attractive opportunities and we benefit from a strong, high-quality pipeline across all our strategies. We were also pleased that our newly launched Asset Finance strategy closed its first equipment financing transaction in June, a few months ahead of plan.
In our fee businesses, closings in our FHA/HUD business were behind plan, as several transactions moved into the third quarter due to processing backlogs at the FHA. Alliance Partners was behind plan, but we are hopeful that additional loan types in the pipeline can support continued growth.
Deposit growth was on track during the quarter, and our new deposit promotion capability launched mid-June. This initial promotion in our digital bank has exceeded expectations, and is helping drive deposit growth well ahead of plan thus far in the third quarter.
The credit metrics we track most closely remained favorable during the second quarter. Our national lending strategies continue to perform very well from a credit perspective, with our limited stressed loans concentrated in our discontinued and shrinking legacy community bank portfolio.
We remained focused on expense management and are on track to meet our 2027 expense targets. This quarter showed good progress towards those goals.
We view the broader economy as benefiting from significant AI-related capital spending and inflation likely remaining elevated, driven mostly by geopolitical conflicts. We have very little credit exposure to the AI economy, which we view as an unattractive credit opportunity, or to software businesses that could be disrupted by new technologies. In general, broader economic conditions, while a consideration, are not central to our credit decisions, which rely on rigorous and disciplined bottom-up underwriting of asset values and cash flows.

FORBRIGHT: PURPOSE BUILT FOR THE FUTURE
Forbright sits at the intersection of two structural shifts reshaping U.S. banking. Each is durable and accelerating, and together they provide long-lasting momentum to our business model: a technology-enabled national deposit platform funding nationally sourced, sector-focused commercial lending. We pair this with a disciplined approach to maximizing returns on capital through prudent balance sheet allocation, risk-based pricing, and robust risk management. The result is the potential for long-duration growth in an exceptionally large addressable market, with stronger risk-adjusted return potential than legacy banks.
Deposits Moving from Branch-Based to Digital
The deposit market is moving out of bank branches and into digital banks. Deposits held by direct banks increased from less than 1% in 2000 to approximately 10% as of December 31, 2025, according to the FFIEC and the Federal Reserve. Consistent with this increase, approximately 75% of American consumers in October 2025 preferred managing their bank accounts digitally, according to a survey by the American Bankers Association.
Forbright embodies this evolution. We gather deposits nationally without the fixed costs of real estate and branch staff, allowing us to return more to depositors in rate and service while running at an attractive all-in cost of funds. Our platform is built on a modern, API-driven technology stack rather than legacy core infrastructure, so it scales at low marginal cost and integrates new technologies quickly.
We believe AI will accelerate this shift by lowering the cost and raising the quality of deposit-gathering and the disruption is about to intensify as AI agents that maximize deposit yields for consumers gain widespread adoption. JPMorgan's "Smart Cash," for instance, automatically sweeps idle balances into higher-yielding accounts. As these agents proliferate, they strip away the inertia that lets branch banks hold large balances in low- or no-interest accounts. Money will move fluidly to whoever offers a fair rate through the cleanest digital rails - a clear advantage for digitally native banks like Forbright.

The Increasing Sophistication of Commercial Lending
The U.S. economy has grown far more complex, and a more sophisticated economy generates more heterogeneous risk - risk that cannot be underwritten by a generalist credit box or a "one size fits all" credit underwriting criteria. Knowing whether a business will repay now requires genuine domain expertise: a client's revenue durability, competitive moat, regulatory exposure, and what its collateral is worth in a downturn. And because commercial businesses are increasingly national in scope, geography matters far less in how they choose banking partners.
As a result, we see bank lending as bifurcating. Commoditized credit will flow to whoever has scale and automation; commercial credit will flow to whoever has the deepest expertise and most attractive funding. Specialization earns premium spreads precisely because fewer do it, and produces better outcomes because the lender understands the risk. Forbright's six national, specialized lending strategies - led by deeply experienced teams with centralized risk and credit management - let us find, structure, and fund only the strongest deals while diversifying away single-region and industry concentration.
A Better Deal for Consumers Means a Higher Bar for Banks
For consumers, this shift is unambiguously beneficial. Digital competition and yield-seeking agents make it effortless to capture a fair rate, ending the era when banks benefited from idle, underpaid balances. We believe more than $50 billion a year in additional interest would flow to consumers if this shift were complete. As switching costs fall toward zero, banks can no longer rely on inertia for cheap funding — a profoundly healthy correction and a threat to business models built on not delivering fair value to depositors.
Fairly priced funding raises the bar on the other side of the balance sheet. To prosper, a bank must earn more on its assets through well-underwritten, higher-yielding loans; generate fee income that does not depend on a deposit subsidy; and operate free of expensive legacy infrastructure. This is the model Forbright was built to execute: lending nationally through multiple strategies competing for capital on risk-adjusted returns, complemented by capital-light fee income from syndication, advisory, and asset management, all on a branch-light, technology-enabled platform designed for efficiency.
The Road Ahead
The road ahead is straightforward. Our digital banking platform has significant capacity to grow, and each of our national lending businesses can scale meaningfully. Because our operating infrastructure is already built, every incremental loan and deposit carries only marginal cost - so growth drives dramatic improvement in operating efficiency, and AI could lower costs further still. None of this is accidental. It is the product of deliberate design, disciplined execution, and a long-term commitment to building an enduring franchise.

2026 FOCUS
For the remainder of the year, our priorities are clear: drive prudent loan and fee growth across our six lending strategies and fee businesses; lower our cost of funds through the new promotion capability; successfully stand up our digital checking and payments product; and advance additional expense initiatives to improve operating efficiency.

At the same time, we are actively exploring adjacent opportunities where our deposit technology platform could provide a distinct advantage as AI reshapes the deposit market. We will evaluate these opportunities with discipline, but once the path is clear, we plan to pursue them with ambition.

COMPARISONS
Quarter-over-Quarter
Net Interest Income
Net interest income was $63.1 million for the three months ended June 30, 2026, compared to $59.6 million for the three months ended March 31, 2026, an increase of $3.6 million. The change reflects an increase in interest income of $5.3 million compared to an increase in interest expense of $1.7 million.

Total interest income increased $5.3 million to $129.1 million for the three months ended June 30, 2026, from $123.8 million for the three months ended March 31, 2026. The increase was due primarily to growth in average loans which increased 3.9% compared to the prior quarter. The remaining increase was largely due to a three basis point increase in loan yields and the benefit of one additional day in the quarter.
Total interest expense increased $1.7 million to $65.9 million for the three months ended June 30, 2026, from $64.2 million for the three months ended March 31, 2026.The increase in interest expense was due primarily to an increase in Digital Banking and third party sweeps balances, and an additional day in the quarter, offset partially by lower wholesale certificates of deposit balances and a two basis point decline in the cost of interest-bearing liabilities.
Net interest margin was 3.19% for the three months ended June 30, 2026, compared to 3.10% for the three months ended March 31, 2026, due primarily to an eight basis point increase in the yield on earning-assets, reflecting favorable asset mix and higher loan yields, and a four basis point decrease in cost of funds, reflecting higher non-interest-bearing deposit balances and a two basis point decline in the cost of interest-bearing liabilities.
Provision for Credit Losses
The Company recorded a provision for credit losses of $5.9 million for the three months ended June 30, 2026 compared to a provision of $3.5 million for the three months ended March 31, 2026. The provision for credit losses for the three months ended June 30, 2026 was driven by an increase in the allowance for credit losses on loans ("ACL – Loans") of $1.8 million, net charge-offs of $2.7 million, and an increase in the allowance for credit losses on unfunded commitments ("ACL – Unfunded") of $1.4 million. The provision for credit losses for the three months ended March 31, 2026 was driven by a decrease in the ACL – Loans of $0.2 million, net charge-offs of $4.1 million, and a reduction in the ACL – Unfunded of $0.4 million. Net charge-offs for the quarterly periods that relate to legacy Consumer and Commercial and Industrial forward flow loans were $1.7 million and $3.1 million, respectively for the three months ended June 30, 2026 and March 31, 2026.
Non-interest Income
Total non-interest income was $21.8 million for the three months ended June 30, 2026, compared to $15.6 million for the three months ended March 31, 2026. The increase of $6.3 million was due primarily to solar loan administration fees related to the solar servicing business, an increase in FHA/HUD originations, rental income from other tenants in our headquarters building, following our acquisition in April 2026, and realized and unrealized gains on loans and other real estate owned assets.
Core non-interest income(1) was $21.7 million for the three months ended June 30, 2026, compared to $18.0 million for the three months ended March 31, 2026. The increase of $3.8 million was primarily due to the items noted for total non-interest income related to FHA/HUD fees and solar servicing income.
Non-interest Expense
Total non-interest expense was $65.8 million for the three months ended June 30, 2026 compared to $58.5 million for the three months ended March 31, 2026. The increase of $7.3 million was due primarily to the combination of (i) the personnel retention compensation program implemented in connection with our initial public offering, (ii) legal fees and sub-servicer fees related to the Solar Servicing business, which are largely reimbursed by counterparties to the loans and recognized in other non-interest income, and (iii) expenses related to the ownership of the Company’s headquarters following the building acquisition in April 2026.
Income Taxes
Income tax expense was $9.2 million for the three months ended June 30, 2026, resulting in an effective tax rate of 69.0%, compared to income tax expense of $1.6 million and an effective tax rate of 12.0% for the three months ended March 31, 2026. Income tax expense for the three months ended June 30, 2026 includes (i) a $5.6 million write-down of deferred tax assets as of December 31, 2025 for stock compensation in connection with the initial public offering, which is due to tax rules that limit executive compensation deductions for companies with publicly traded securities, and (ii) a $1.1 million benefit for accretion of the deferred credit, compared to a benefit of $1.7 million for the three months ended March 31, 2026.

The effective tax rate for the three months ended June 30, 2026 was 69.0%, compared to 12.0% for the three months ended March 31, 2026. For the three months ended June 30, 2026, the effective tax rate was increased by 42.3% related to the one-time deferred tax asset adjustment for stock compensation, offset by a reduction of 8.6% related to accretion of the deferred credit. The effective tax rate for the three months ended March 31, 2026 was reduced by 13.0% related to accretion of the deferred credit during that period.

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(1) Non-GAAP financial measure. See "Non-GAAP Financial Measures" section of this press release for a reconciliation to the most directly comparable GAAP measure.
Year-over-Year
Net Interest Income
Net interest income was $122.7 million for the six months ended June 30, 2026, compared to $122.8 million for the six months ended June 30, 2025. The slight decrease of $0.1 million was primarily due to an increase in interest expense of $8.7 million slightly exceeding an increase in interest income of $8.6 million.
Total interest income increased $8.6 million to $252.8 million for the six months ended June 30, 2026, from $244.2 million for the six months ended June 30, 2025. The increase was primarily due to increases in average loan balances and interest-earning deposits with banks, offset largely by a 137 basis point decrease in yield earned on loans, as well as lower average balances and yields on investment securities. The 137 basis point decrease in yield earned on loans was primarily driven by a 69 basis point decrease in average SOFR, lower average spreads reflecting changes in market pricing, and a mix shift in the loan portfolio towards lower yielding categories, and higher relative levels of amortization of deferred fees during the six months ended June 30, 2025, which included $4.1 million for restructured loans.
Total interest expense increased $8.7 million to $130.1 million for the six months ended June 30, 2026, from $121.4 million for the six months ended June 30, 2025. The increase in interest expense was primarily due to an increase in average balances in third-party sweep deposits and Digital Banking deposits offset largely by a 35 basis point decrease in the average rate paid on interest-bearing deposits.
Net interest margin was 3.14% for the six months ended June 30, 2026, compared to 3.72% for the six months ended June 30, 2025, primarily due to a 137 basis point decrease in the yield on loans offset partially by a positive change in asset mix with loan growth exceeding growth in other earning asset categories, and a 40 basis point decrease in cost of funds.
Provision for Credit Losses
The Company recorded a provision for credit losses of $9.4 million for the six months ended June 30, 2026 compared to $12.5 million for the six months ended June 30, 2025. The provision for credit losses for the six months ended June 30, 2026 was driven by an increase in the ACL – Loans of $1.6 million, net charge-offs of $6.8 million, and an increase of $1.0 million in the ACL – Unfunded. The provision for credit losses for the six months ended June 30, 2025 was driven by an increase in the ACL – Loans of $6.0 million, $5.6 million in net charge-offs, and an increase of $0.9 million in the ACL – Unfunded. Net charge-offs for the year-to-date periods that relate to legacy Consumer and Commercial and Industrial forward flow loans were $4.8 million and $5.5 million, respectively for the six months ended June 30, 2026 and June 30, 2025.
Non-interest Income
Total non-interest income was $37.4 million for the six months ended June 30, 2026, compared to $25.3 million for the six months ended June 30, 2025. The increase of $12.1 million was primarily due to servicing fees and trust administration income related to the solar servicing business. The increase was offset by a decrease in income related to lower volume of FHA/HUD originations, less loan sales and fair value marks related to Corporate Finance loans, and lower investment advisory fees.
Core non-interest income(1) was $39.7 million for the six months ended June 30, 2026, compared to $21.5 million for the six months ended June 30, 2025. The increase of $18.2 million was primarily due to the items noted for total non-interest income related to solar servicing income, offset partially by lower FHA/HUD originations, and lower investment advisory fees.
Non-interest Expense
Total non-interest expense was $124.2 million for the six months ended June 30, 2026, compared to $99.9 million for the six months ended June 30, 2025. The increase of $24.3 million resulted primarily due to (i) the acquisition of the Solar Servicing business, (ii) the personnel retention compensation program implemented in connection with our initial public offering, (iii) professional fees associated with the initial public offering, and (iv) expenses related to the ownership of the company’s headquarters following the building acquisition in April 2026.

Income Taxes
Income tax expense was $10.8 million for the six months ended June 30, 2026, resulting in an effective tax rate of 40.6%, compared to income tax expense of $9.4 million and an effective tax rate of 26.3% for the six months ended June 30, 2025. Income tax expense for the six months ended June 30, 2026 includes (i) a $5.6 million write-down of deferred tax assets as of December 31, 2025 for stock compensation in connection with the initial public offering, which is due to tax rules that limit executive compensation deductions for companies with publicly traded securities, and (ii) a $2.9 million benefit for accretion of the deferred credit.
The effective tax rate for the six months ended June 30, 2026 was 40.6%, compared to 26.3% for the six months ended June 30, 2025. For the six months ended June 30, 2026, the effective tax rate was increased by 21.2% related to the one-time deferred tax asset adjustment for stock compensation, offset by a reduction of 10.8% related to accretion of the deferred credit.
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(1) Non-GAAP financial measure. See "Non-GAAP Financial Measures" section of this press release for a reconciliation to the most directly comparable GAAP measure.

ASSET QUALITY
The Company's ACL – Loans held for investment at amortized cost was $54.6 million, or 0.98% of total loans held for investment at amortized cost, as of June 30, 2026, compared to $52.8 million, or 0.98%, as of March 31, 2026. The increase in the allowance for June 30, 2026 compared to March 31, 2026 was primarily due to increases in the ACL – Loans for forward flow consumer loans driven by recent portfolio performance and was offset partially by a favorable mix shift within the portfolio toward portfolios with lower ACL – Loans to loans held for investment at amortized cost ratios.
Net charge-offs were $2.7 million, or 0.20% of average loans held for investment at amortized cost, for the three months ended June 30, 2026, compared to $4.1 million, or 0.32%, for the three months ended March 31, 2026. Of the net charge-offs for the three months ended June 30, 2026 and March 31, 2026 $1.7 million and $3.1 million were related to legacy Consumer and Commercial and Industrial forward flow loans.
Net charge-offs were $6.8 million, or 0.26% of average loans held for investment at amortized cost, for the six months ended June 30, 2026, compared to $5.6 million, or 0.27%, for the six months ended June 30, 2025. Of the net charge-offs for the six months ended June 30, 2026 and June 30, 2025 $4.8 million and $5.5 million were related to legacy Consumer and Commercial and Industrial forward flow loans.
Non-performing assets were $92.9 million as of June 30, 2026, compared to $93.3 million as of March 31, 2026. Non-performing assets as a percentage of total assets were 1.09% as of June 30, 2026, compared to 1.13% as of March 31, 2026. Both in total, and as a percentage of total assets, non-performing assets remained relatively flat during the periods presented.
Non-performing loans held for investment at amortized cost were $72.5 million as of June 30, 2026, compared to $74.3 million as of March 31, 2026. Non-performing loans as a percentage of total loans held for investment at amortized cost was 1.30% as of June 30, 2026, compared to 1.38% as of March 31, 2026. Non-performing loans held for investment at amortized cost remained relatively flat both in total and as a percentage of held for investment loans at amortized cost for the periods presented.

CAPITAL
As of June 30, 2026, the Company’s and Bank’s Tier 1 leverage ratio was 10.38% and 11.24%, respectively, compared to 8.92% and 10.19%, respectively, as of March 31, 2026.
As of June 30, 2026, the Company’s and Bank’s Common Equity Tier 1 ratio was 12.97% and 14.08%, respectively, compared to 11.47% and 13.11%, respectively, as of March 31, 2026.
Total stockholders' equity was $967.2 million as of June 30, 2026, compared to $831.2 million as of March 31, 2026. The increase was primarily driven by the issuance of 7.9 million shares of common stock resulting in proceeds, net of issuance costs, of $131.0 million in connection with the Company's initial public offering.

As of June 30, 2026, the Company had:
•available borrowing capacity of $423.4 million with the Federal Home Loan Bank of Atlanta;
•available borrowing capacity of $1.9 billion with the Federal Reserve Bank;
•available borrowing capacity of $90.0 million from Fed Funds facilities with three other financial institutions; and
•available-for-sale investment securities with a fair value of $1.2 billion.

CONFERENCE CALL AND WEBCAST
The Company will host a conference call to discuss its second quarter 2026 financial results on July 30, 2026, at 8:00 a.m. Eastern Time. The live webcast will be available in the Events & Presentations section of the Company’s Investor Relations website at ir.forbrightbank.com.

To join, please pre-register here at least 15 minutes before the call begins.

A replay and transcript will be available in the Events & Presentations section of the Company’s Investor Relations website at ir.forbrightbank.com approximately two hours after the conclusion of the call.

ABOUT FORBRIGHT, INC.
Forbright, Inc. (Nasdaq: FRBT) is a bank holding company and the parent of FDIC-insured Forbright Bank, a modern financial services platform spanning nationwide middle-market lending, digital consumer banking, strategic advisory, and asset management services. Headquartered in Chevy Chase, Maryland, the Company operates at the intersection of two powerful, structural forces reshaping the U.S. banking sector: the rapidly evolving needs of the $10 trillion national middle market and the broadly accelerating shift toward digital-first banking. For more information, please visit forbrightbank.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this press release. The inclusion of our website address in this press release is only as an inactive textual reference.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussion of plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "see," “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan” or words or phrases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties, which change over time, and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to: economic conditions that impact the financial services industry and/or our business; our ability to manage our credit risk effectively and the potential deterioration of the business and economic conditions in our primary market areas; the composition of our loan portfolio; our ability to achieve organic loan and deposit growth and the composition of such growth; our ability to maintain our bank’s reputation; our ability to attract and retain skilled employees and manage changes in our management personnel; risks associated with unauthorized access, cyber-crime and other threats to data security; our ability to effectively compete with other financial services companies and the effects of competition in the financial services industry on our business; our ability to successfully develop and commercialize new or enhanced products and services; changes in the demand for our products and services; the sufficiency of our capital, including sources of capital and the extent to which we may be required to raise additional capital to meet our goals; the effectiveness of our risk management and internal disclosure controls and procedures; our access to sources of liquidity and capital to address our liquidity needs; the effects of the failure of any component of our business infrastructure provided by a third-party; any failure or interruption of our information and communications systems; the impact of, and changes in applicable laws, regulations and accounting standards and policies; the effects of geopolitical instability, including war, terrorist attacks, and man-made and natural disasters; our ability to keep pace with technological changes; the effects of problems encountered by other financial institutions; and other risks and uncertainties described under “Risk Factors” of our Registration Statement on Form S-1 and subsequent filings with the U.S. Securities and Exchange Commission.
All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made except as required by the federal securities laws.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this presentation that could cause actual results to differ before making an investment decision to purchase our Class A common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

INVESTOR & MEDIA CONTACT: Ben Wakana, Chief Public Affairs and Investor Relations Officer | 207-551-7415 | bwakana@forbrightbank.com

FINANCIAL TABLES
FORBRIGHT, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended
(dollars in thousands, except per share amounts)	June 30, 2026	March 31, 2026	Change
INTEREST INCOME
Loans held for investment	$98,522	$93,164	$5,358
Loans held-for-sale	8,484	8,194	290
Deposits with banks	7,252	7,582	(330)
Interest on investment securities	14,158	14,099	59
Interest and dividends on other earning assets	648	716	(68)
Total interest income	129,064	123,755	5,309
INTEREST EXPENSE
Deposits	64,024	62,295	1,729
Subordinated debt, net	1,895	1,902	(7)
Total interest expense	65,919	64,197	1,722
Net interest income	63,145	59,558	3,587
Provision for credit losses	5,899	3,473	2,426
Net interest income after provision for credit losses	57,246	56,085	1,161
NON-INTEREST INCOME
Servicing income	6,876	7,087	(211)
Investment advisory fees	3,090	3,193	(103)
Fee income on loans	2,252	2,003	249
Gains/(losses) on sales of loans and investment securities, net	252	(34)	286
Unrealized losses on loans and financing receivables, net	(963)	(1,335)	372
Other non-interest income	10,339	4,670	5,669
Total non-interest income	21,846	15,584	6,262
NON-INTEREST EXPENSE
Compensation and benefits	33,407	31,642	1,765
Information technology	7,581	7,540	41
Professional fees	9,777	7,823	1,954
Loan administration and servicing	5,500	4,125	1,375
Advertising and marketing	2,720	2,304	416
FDIC insurance	1,111	902	209
Occupancy expense	1,466	1,122	344
Other non-interest expense	4,214	2,999	1,215
Total non-interest expense	65,776	58,457	7,319
Income before income taxes	13,316	13,212	104
Income tax expense	9,194	1,580	7,614
Net income	$4,122	$11,632	$(7,510)

Basic earnings per voting and non-voting common share	$0.10	$0.29	$(0.19)
Diluted earnings per voting and non-voting common share	$0.09	$0.27	$(0.18)
Weighted-average shares used to compute earnings per voting common share:
Basic	21,175,037	19,063,817	2,111,220
Diluted	23,498,322	21,188,692	2,309,630
Weighted-average shares used to compute earnings per non-voting common share, basic and diluted	21,014,378	21,242,551	(228,173)

FORBRIGHT, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	For the Six Months Ended
(dollars in thousands, except per share amounts)	June 30, 2026	June 30, 2025	Change
INTEREST INCOME
Loans held for investment	$191,686	$175,759	$15,927
Loans held-for-sale	16,678	19,822	(3,144)
Deposits with banks	14,834	14,576	258
Interest on investment securities	28,257	32,261	(4,004)
Interest and dividends on other earning assets	1,364	1,776	(412)
Total interest income	252,819	244,194	8,625
INTEREST EXPENSE
Deposits	126,319	115,205	11,114
Subordinated debt, net	3,797	4,942	(1,145)
Other borrowings	—	1,266	(1,266)
Total interest expense	130,116	121,413	8,703
Net interest income	122,703	122,781	(78)
Provision for credit losses	9,372	12,549	(3,177)
Net interest income after provision for credit losses	113,331	110,232	3,099
NON-INTEREST INCOME
Servicing income	13,963	—	13,963
Investment advisory fees	6,283	8,498	(2,215)
Fee income on loans	4,255	3,831	424
Gains on sales of loans and investment securities, net	218	2,170	(1,952)
Unrealized (losses)/gains on loans and financing receivables, net	(2,298)	2,746	(5,044)
Other non-interest income	15,009	8,047	6,962
Total non-interest income	37,430	25,292	12,138
NON-INTEREST EXPENSE
Compensation and benefits	65,049	60,440	4,609
Information technology	15,121	12,896	2,225
Professional fees	17,600	6,542	11,058
Loan administration and servicing	9,625	2,756	6,869
Advertising and marketing	5,024	4,539	485
FDIC insurance	2,013	3,349	(1,336)
Occupancy expense	2,588	2,497	91
Other non-interest expense	7,213	6,896	317
Total non-interest expense	124,233	99,915	24,318
Income before income taxes	26,528	35,609	(9,081)
Income tax expense	10,774	9,373	1,401
Net income	$15,754	$26,236	$(10,482)

Basic earnings per voting common share	$0.38	$0.65	$(0.27)
Basic earnings per non-voting common share	$0.39	$0.65	$(0.26)
Diluted earnings per voting common share	$0.36	$0.63	$(0.27)
Diluted earnings per non-voting common share	$0.37	$0.63	$(0.26)
Weighted-average shares used to compute earnings per voting common share:
Basic	20,120,097	18,993,327	1,126,770
Diluted	22,344,262	20,157,743	2,186,519
Weighted-average shares used to compute earnings per non-voting common share, basic and diluted	21,127,834	21,242,551	(114,717)

FORBRIGHT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

(dollars in thousands, except per share amounts)	June 30, 2026	March 31, 2026	December 31, 2025
ASSETS
Cash, due from banks and restricted cash	$26,524	$25,280	$18,241
Interest-bearing deposits with banks	808,192	840,856	630,474
Cash, cash equivalents and restricted cash	834,716	866,136	648,715
Investment securities available-for-sale, at fair value	1,210,665	1,235,599	1,254,887
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses - investment securities of $110, respectively	48,634	48,834	48,834
Loans held-for-sale	465,474	407,594	379,662
Loans held for investment, at fair value	3,481	4,555	4,645
Loans held for investment, at amortized cost	5,595,872	5,376,537	5,222,234
Allowance for credit losses - loans	(54,621)	(52,794)	(52,986)
Net loans held for investment, at amortized cost	5,541,251	5,323,743	5,169,248
Other earning assets, net	50,479	50,690	55,928
Deferred tax asset, net	145,269	152,963	153,314
Accrued interest receivable	46,445	45,369	55,155
Premises and equipment, net	47,877	29,763	30,763
Goodwill and other intangible assets, net	35,964	31,402	31,685
Other assets	75,249	36,412	56,470
Total assets	$8,505,504	$8,233,060	$7,889,306

LIABILITIES
Non-interest-bearing deposits	$435,065	$473,153	$372,444
Interest-bearing deposits	6,830,770	6,665,055	6,405,471
Total deposits	7,265,835	7,138,208	6,777,915
Subordinated debt, net	151,181	151,092	151,003
Other liabilities	121,325	112,565	137,945
Total liabilities	7,538,341	7,401,865	7,066,863

Off-balance sheet commitments

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value per share; 103,200,000 shares authorized:
Voting common stock, 28,949,031, 19,605,006, and 19,438,060 shares issued and outstanding, respectively	29	20	20
Non-voting common stock, 20,748,177, 21,242,551, and 21,242,551 shares issued and outstanding, respectively	21	21	21
Additional paid-in capital	628,499	493,074	490,550
Retained earnings	344,582	340,460	328,828
Accumulated other comprehensive (loss)/income	(5,968)	(2,380)	3,024
Total stockholders’ equity	967,163	831,195	822,443
Total liabilities and stockholders’ equity	$8,505,504	$8,233,060	$7,889,306

FORBRIGHT, INC. AND SUBSIDIARIES
Performance Ratios
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2026	June 30, 2025
Return on average total assets(2)	0.20%	0.59%	0.39%	0.77%
Return on average stockholders’ equity(2)	1.89%	5.62%	3.71%	7.07%
Return on average tangible common equity(1)	2.19%	5.95%	4.02%	7.54%
Yield on earning assets(2)	6.52%	6.44%	6.48%	7.39%
Yield on interest-bearing liabilities(2)	3.87%	3.89%	3.88%	4.25%
Spread(3)	2.65%	2.55%	2.60%	3.14%
Net interest margin(4)	3.19%	3.10%	3.14%	3.72%
Efficiency ratio(5)	77.39%	77.80%	77.58%	67.48%
__________________
(1) Non-GAAP financial measure. See "Non-GAAP Financial Measures" section of this press release for a reconciliation to the most directly comparable GAAP measure.
(2) Annualized.
(3) Spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
(4) Net interest margin is computed by dividing annualized net interest income by total average assets
(5) Efficiency ratio is calculated by dividing non-interest expense by total revenue, which equals the sum of net interest income and non-interest income.

FORBRIGHT, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	For the Three Months Ended
	June 30, 2026			March 31, 2026
(dollars in thousands)	Average Balance	Interest Income/Expense	Average Yields Earned/Rates Paid(1)	Average Balance	Interest Income/Expense	Average Yields Earned/Rates Paid(1)
Assets:
Total loans held for investment	$5,409,608	$98,522	7.30%	$5,214,460	$93,164	7.25%
Total loans held-for-sale	427,940	8,484	7.95%	401,269	8,194	8.28%
Total loans	5,837,548	107,006	7.35%	5,615,729	101,358	7.32%
Total investment securities	1,263,848	14,158	4.49%	1,291,428	14,099	4.43%
Interest-bearing deposits with banks	787,320	7,252	3.69%	836,173	7,582	3.68%
Other earnings assets	50,661	648	5.13%	55,017	716	5.28%
Total interest-earning assets	7,939,377	129,064	6.52%	7,798,347	123,755	6.44%
Allowance for credit losses	(53,328)			(52,686)
Other assets	336,948			276,876
Total assets	$8,222,997			$8,022,537
Liabilities and stockholders’ equity
Interest-bearing demand deposits	$283,305	$2,442	3.46%	$280,987	$2,433	3.51%
Money market deposits	1,403,392	13,138	3.75%	1,322,061	12,189	3.74%
Savings deposits	3,680,352	34,725	3.78%	3,538,759	33,108	3.79%
Time deposits	1,310,156	13,719	4.20%	1,398,063	14,565	4.23%
Total interest-bearing deposits	6,677,205	64,024	3.85%	6,539,870	62,295	3.86%
Subordinated debt, net	151,123	1,895	5.03%	151,034	1,902	5.11%
Total interest-bearing liabilities	6,828,328	65,919	3.87%	6,690,904	64,197	3.89%
Non-interest-bearing demand deposits	408,649			372,965
Other liabilities	113,261			119,506
Total liabilities	7,350,238			7,183,375
Stockholders’ equity	872,759			839,162
Total liabilities and stockholders’ equity	$8,222,997			$8,022,537

Net interest income and spread(2)		$63,145	2.65%		$59,558	2.55%
Net interest margin(3)			3.19%			3.10%
__________________
(1) Annualized.
(2) Spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
(3) Net interest margin is computed by dividing annualized net interest income by total average assets.

FORBRIGHT, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	For the Six Months Ended
	June 30, 2026			June 30, 2025
(dollars in thousands)	Average Balance	Interest Income/Expense	Average Yields Earned/Rates Paid(1)	Average Balance	Interest Income/Expense	Average Yields Earned/Rates Paid(1)
Assets:
Total loans held for investment	$5,312,573	$191,686	7.28%	$4,208,175	$175,759	8.42%
Total loans held-for-sale	414,679	16,678	8.11%	322,443	19,822	12.40%
Total loans	5,727,252	208,364	7.34%	4,530,618	195,581	8.71%
Total investment securities	1,277,562	28,257	4.46%	1,404,102	32,261	4.63%
Interest-bearing deposits with banks	811,610	14,834	3.69%	666,536	14,576	4.41%
Other earnings assets	52,827	1,364	5.21%	58,364	1,776	6.14%
Total interest-earning assets	7,869,251	252,819	6.48%	6,659,620	244,194	7.39%
Allowance for credit losses	(53,009)			(43,706)
Other assets	307,033			218,093
Total assets	$8,123,275			$6,834,007
Liabilities and stockholders’ equity
Interest-bearing demand deposits	$282,152	$4,875	3.48%	$291,569	$5,378	3.72%
Money market deposits	1,362,951	25,327	3.75%	803,375	14,552	3.65%
Savings deposits	3,609,947	67,833	3.79%	2,586,584	53,819	4.20%
Time deposits	1,353,867	28,284	4.21%	1,847,148	41,456	4.53%
Total interest-bearing deposits	6,608,917	126,319	3.85%	5,528,676	115,205	4.20%
Subordinated debt, net	151,078	3,797	5.07%	174,488	4,942	5.71%
Other borrowings	—	—	—%	56,389	1,266	4.53%
Total interest-bearing liabilities	6,759,995	130,116	3.88%	5,759,553	121,413	4.25%
Non-interest-bearing demand deposits	390,906			252,346
Other liabilities	116,416			73,932
Total liabilities	7,267,317			6,085,831
Stockholders’ equity	855,958			748,175
Total liabilities and stockholders’ equity	$8,123,275			$6,834,006

Net interest income and spread(2)		$122,703	2.60%		$122,781	3.14%
Net interest margin(3)			3.14%			3.72%
__________________
(1) Annualized.
(2) Spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
(3) Net interest margin is computed by dividing annualized net interest income by total average assets.

FORBRIGHT, INC. AND SUBSIDIARIES
Loans Held for Investment at Amortized Cost
(Unaudited)

	June 30, 2026		March 31, 2026		December 31, 2025
(dollars in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial Real Estate	$2,849,478	50.9%	$2,679,872	49.9%	$2,528,996	48.4%
Commercial and Industrial	2,541,275	45.4%	2,485,418	46.2%	2,475,549	47.4%
Consumer	205,119	3.7%	211,247	3.9%	217,689	4.2%
Total loans held for investment at amortized cost	$5,595,872	100.0%	$5,376,537	100.0%	$5,222,234	100.0%

FORBRIGHT, INC. AND SUBSIDIARIES
Allowance for Credit Losses - Loans Held for Investment at Amortized Cost
(Unaudited)

	As of and For the Three Months Ended		As of and For the Six Months Ended
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2026	June 30, 2025
Average loans held for investment outstanding, at amortized cost	$5,405,685	$5,209,705	$5,308,237	$4,200,938
Total loans held for investment outstanding, at amortized cost at end of period	$5,595,872	$5,376,537	$5,595,872	$4,476,367

ACL - Loans:
Beginning of period	$52,794	$52,986	$52,986	$42,294
Provision for credit losses on loans	4,521	3,867	8,388	11,519
Provision for credit losses on loan transfers from loans held-for-sale	—	17	17	97
Loan charge-offs:
Commercial Real Estate	—	—	—	—
Commercial and Industrial	(1,736)	(2,830)	(4,566)	(3,580)
Consumer	(1,353)	(2,057)	(3,410)	(3,446)
Total charge-offs	(3,089)	(4,887)	(7,976)	(7,026)
Loan recoveries:
Commercial Real Estate	—	—	—	—
Commercial and Industrial	131	542	673	948
Consumer	264	269	533	476
Total recoveries	395	811	1,206	1,424
Net charge-offs	(2,694)	(4,076)	(6,770)	(5,602)
End of period	$54,621	$52,794	$54,621	$48,308

Ratio of ACL - Loans to total loans at amortized cost at period end	0.98%	0.98%	0.98%	1.08%
Ratio of net charge-offs to average total loans at amortized cost	(0.20)%	(0.32)%	(0.26)%	(0.27)%

FORBRIGHT, INC. AND SUBSIDIARIES
Asset Quality
(Unaudited)

(dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025
NON-PERFORMING ASSETS
Total non-accrual loans:
Commercial Real Estate	$67,312	$66,804	$60,360
Commercial and Industrial	19,498	15,984	11,798
Consumer	1,407	1,670	1,857
Total non-accrual loans	88,217	84,458	74,015
Accruing loans 90 days or more past due	—	1,762	—
Non-performing financing receivables	—	—	—
Other real estate owned	4,642	7,109	8,729
Total non-performing assets	$92,859	$93,329	$82,744

Total non-accrual loans as a percentage of total loans	1.45%	1.46%	1.32%
Total non-performing financing receivables as a percentage of total financing receivables	—%	—%	—%
Total non-performing assets as a percentage of total assets	1.09%	1.13%	1.05%

NON-PERFORMING LOANS HELD FOR INVESTMENT AT AMORTIZED COST
Total non-accrual loans held for investment at amortized cost:
Commercial Real Estate	$67,312	$66,804	$60,361
Commercial and Industrial	3,752	4,112	5,484
Consumer	1,407	1,670	1,857
Total non-accrual loans	72,471	72,586	67,702
Accruing loans 90 days or more past due	—	1,762	—
Total non-performing loans held for investment at amortized cost	$72,471	$74,348	$67,702

Total non-accrual loans held for investment at amortized cost to total loans held for investment at amortized cost	1.30%	1.35%	1.30%
Total ACL - Loans to total non-accrual loans held for investment at amortized cost	75.37%	72.73%	78.26%
Non-performing loans held for investment at amortized cost to total loans held for investment at amortized cost	1.30%	1.38%	1.30%

FORBRIGHT, INC. AND SUBSIDIARIES
Investment Securities
(Unaudited)

	June 30, 2026		March 31, 2026		December 31, 2025
(dollars in thousands)	Amount(1)	% of total securities	Amount(1)	% of total securities	Amount(1)	% of total securities
Available-for-sale securities:
U.S. Treasury and government agencies	$695,844	55.3%	$776,453	60.4%	$958,347	73.4%
Residential agency mortgage-backed	312,973	24.8%	264,101	20.6%	139,077	10.7%
Commercial agency mortgage-backed	182,856	14.5%	176,221	13.7%	136,070	10.4%
Municipal bonds	8,635	0.7%	8,498	0.7%	8,635	0.7%
Other	10,357	0.8%	10,326	0.8%	12,758	1.0%
Total investment securities available-for-sale	$1,210,665	96.1%	$1,235,599	96.2%	$1,254,887	96.2%

Held-to-maturity securities:
Municipal bonds	$31,000	2.5%	$31,200	2.4%	$31,200	2.4%
Other	17,744	1.4%	17,744	1.4%	17,744	1.4%
Total investment securities held-to-maturity	$48,744	3.9%	$48,944	3.8%	$48,944	3.8%
Total investment securities	$1,259,409	100.0%	$1,284,543	100.0%	$1,303,831	100.0%
__________________
(1) Available-for-sale investment securities are reported at fair value and held-to-maturity investment securities are reported at amortized cost.

FORBRIGHT, INC. AND SUBSIDIARIES
Deposits
(Unaudited)

	June 30, 2026		March 31, 2026		December 31, 2025
(dollars in thousands)	Amount	% of total	Amount	% of total	Amount	% of total
Non-interest-bearing deposits	$435,065	6.0%	$473,153	6.6%	$372,444	5.5%
Interest-bearing deposits:
Demand	284,748	3.9%	287,356	4.0%	275,259	4.1%
Money market	1,394,865	19.2%	1,424,548	20.0%	1,206,544	17.8%
Savings	3,878,206	53.4%	3,607,617	50.6%	3,500,532	51.6%
Time deposits	1,272,951	17.5%	1,345,534	18.8%	1,423,136	21.0%
Total interest-bearing deposits	6,830,770	94.0%	6,665,055	93.4%	6,405,471	94.5%
Total deposits	$7,265,835	100.0%	$7,138,208	100.0%	$6,777,915	100.0%

FORBRIGHT, INC. AND SUBSIDIARIES
Capital Ratios
(Unaudited)

	June 30, 2026(1)	March 31, 2026	December 31, 2025
Company:
Tier 1 leverage ratio	10.38%	8.92%	9.79%
Total capital to risk-weighted assets ratio	16.05%	14.68%	15.89%
Tier 1 capital to risk-weighted assets ratio	12.97%	11.47%	12.72%
Common Equity Tier 1 to risk weighted-assets ratio	12.97%	11.47%	12.72%

Bank:
Tier 1 leverage ratio	11.24%	10.19%	11.11%
Total capital to risk-weighted assets ratio	14.98%	14.01%	15.14%
Tier 1 capital to risk-weighted assets ratio	14.08%	13.11%	14.37%
Common Equity Tier 1 to risk weighted-assets ratio	14.08%	13.11%	14.37%
__________________
(1) Regulatory capital ratios as of June 30, 2026 are preliminary pending filing of regulatory reports.

FORBRIGHT, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

This earnings release contains “non-GAAP financial measures” within the meaning of Item 10(e) of Regulation S-K. Non-GAAP financial measures are financial measures that are not presented in accordance with GAAP. We use these non-GAAP financial measures in the internal evaluation of our performance and management of our business as well as to explain our results of operations to stockholders and the wider investment community. The following non-GAAP financial measures appear in this earnings release:
•Tangible common equity - We calculate tangible common equity by deducting goodwill and other intangible assets from stockholder’s equity.
•Tangible common equity per common share - We calculate tangible common equity per common share by dividing tangible common equity, as defined above, by our average common shares outstanding for the period, excluding the dilutive effect of outstanding stock options, and including the effect of outstanding shares from restricted stock awards.
•Return on average tangible common equity - We calculate return on average tangible common equity by dividing net income for the period plus intangible asset amortization on an after-tax basis, by average tangible common equity over the same period. Adjusted net income, used for the calculation of return on average tangible common equity, is calculated by deducting the tax effected amount of intangible asset amortization from net income.
•Non-core gains/(losses) on sales of loans and investment securities, net - We calculate non-core gains/(losses) on sales of loans and investment securities, net by deducting gains from sales of loans to Alliance Partners from gains/(losses) on sales of loans and investment securities, net, as reported on the Consolidated Statements of Income.
•Core and non-core non-interest income - Core non-interest income equals total non-interest income less (a) non-core gains/(losses) on sales of loan and investment securities, net, (b) unrealized gains on loans and financing receivables, net, (c) rental income and (d) other income. Non-core non-interest income equals total non-interest income less core non-interest income.
•Adjusted total revenue - We calculate adjusted total revenue by deducting non-core non-interest income from total revenue.
•Pre Provision Net Revenue - We calculate pre provision net revenue by adding provision for credit losses to income before income taxes.
Our management believes that these non-GAAP financial measures and the information they provide are useful to investors because these measures allow investors to view our performance in the same manner our management evaluates performance. Although we believe these non-GAAP financial measures are useful in evaluating our performance, these non-GAAP financial measures should not be considered in isolation or as a substitution for the most directly comparable or other financial measures presented in this earnings release under GAAP. Additionally, the manner in which we calculate these non-GAAP financial measures may be different from how other companies calculate financial measures with similar names.

FORBRIGHT, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - (continued)
(Unaudited)

	As of and For the Three Months Ended		As of and For the Six Months Ended
(dollars in thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2026	June 30, 2025
Tangible common equity
Stockholders’ equity (GAAP)	$967,163	$831,195	$967,163	$752,296
Less:
Goodwill	18,519	18,519	18,519	18,519
Other intangible assets	17,445	12,883	17,445	13,847
Tangible common equity (non-GAAP)	$931,199	$799,793	$931,199	$719,930

Total common shares outstanding	49,697,208	40,847,557	49,697,208	40,658,442

Stockholders’ equity per total common share outstanding (GAAP)	$19.46	$20.35	$19.46	$18.50
Tangible common equity per total common share outstanding (non-GAAP)	$18.74	$19.58	$18.74	$17.71

Return on average tangible common equity
Average stockholders equity (GAAP)	$872,759	$839,162	$855,958	$748,175
Less:
Average goodwill	18,519	18,519	18,519	18,519
Average other intangible assets	12,839	13,069	12,953	14,239
Average tangible common equity (non-GAAP)	$841,401	$807,574	$824,486	$715,417

Net income (GAAP)	$4,122	$11,632	$15,754	$26,236
Add:
Intangible asset amortization, net of tax	476	210	686	505
Adjusted net income (non-GAAP)	$4,598	$11,842	$16,440	$26,741

Return on average stockholders’ equity (GAAP)	1.89%	5.62%	3.71%	7.07%
Return on average tangible common equity (non-GAAP)	2.19%	5.95%	4.02%	7.54%

Non-core (losses)/gains on sales of loans and investment securities, net (non-GAAP)
Gains/(losses) on sales of loans and investment securities, net (GAAP)	$252	$(34)	$218	$2,170
Less:
Gains on sales of loans by Alliance Partners	252	253	505	1,024
Non-core (losses)/gains on sales of loans and investment securities, net (non-GAAP)	$—	$(287)	$(287)	$1,146

FORBRIGHT, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - (continued)
(Unaudited)

	As of and For the Three Months Ended		As of and For the Six Months Ended
(dollars in thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2026	June 30, 2025
Core and non-core non-interest income
Non-interest income (GAAP)	$21,846	$15,584	$37,430	$25,292
Less:
Non-core (losses)/gains on sales of loans and investment securities, net (non-GAAP)	—	(287)	(287)	1,146
Unrealized (losses)/gains on loans and financing receivables, net	(963)	(1,335)	(2,298)	2,746
Rental income	1,225	—	1,225	—
Other (included in other non-interest income)	(137)	(756)	(893)	(91)
Core non-interest income (non-GAAP)	$21,721	$17,962	$39,683	$21,491

Non-core non-interest income (non-GAAP)	$125	$(2,378)	$(2,253)	$3,801

Adjusted total revenue
Net interest income	$63,145	$59,558	$122,703	$122,781
Non-interest income	21,846	15,584	37,430	25,292
Total Revenue (GAAP)	$84,991	$75,142	$160,133	$148,073
Less:
Non-core non-interest income (non-GAAP)	125	(2,378)	(2,253)	3,801
Adjusted total revenue (non-GAAP)	$84,866	$77,520	$162,386	$144,272

Non-interest income to total revenue (GAAP)	25.7%	20.7%	23.4%	17.1%
Core non-interest income to adjusted total revenue (non-GAAP)	25.6%	23.2%	24.4%	14.9%

Pre Provision Net Revenue (non-GAAP)
Income before income taxes (GAAP)	$13,316	$13,212	$26,528	$35,609
Add:
Provision for credit losses	5,899	3,473	9,372	12,549
Pre Provision Net Revenue (non-GAAP)	$19,215	$16,685	$35,900	$48,158

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